Exhibit 23.2.

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-115666 on Form S-8 of NorthWest Indiana Bancorp of our report dated March 11, 2009 on the consolidated financial statements of NorthWest Indiana Bancorp, which report is included in Form 10-K for NorthWest Indiana Bancorp for the year ended December 31, 2008.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

South Bend, Indiana
February 12, 2010